EXHIBIT 5

ARCHER & GREINER

A PROFESSIONAL CORPORATION

COUNSELLORS AT LAW

ONE CENTENNIAL SQUARE

HADDONFIELD, N.J. 08033

(856) 795-2121

FAX (856) 795-0574

May 1, 2006

Cybex International, Inc.

10 Trotter Drive

Medway, MA 02053

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Cybex International, Inc., a New York corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended, relating to the offer and sale by the Company and the Selling Stockholders named in the Registration Statement of up to 4,025,000 shares of common stock (collectively, the “Shares”).

We have examined and relied on the originals or copies, certified or otherwise identified to our satisfaction, of the Certificate of Incorporation and by-laws of the Company, and we have examined all instruments, documents, and records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such an examination, we have assumed the genuineness and authority of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

Based on such examination, we are of the opinion that the Shares that are being registered pursuant to the Registration Statement are duly authorized, and will be, when issued and paid for in the manner described in the Registration Statement, validly issued, fully paid and non-assessable.

We acknowledge that we are referred to under the heading “Legal Matters” in the prospectus which is part of the Registration Statement and we hereby consent to the use of our name in such Registration Statement. We further consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours,

/s/ Archer & Greiner

ARCHER & GREINER,

A Professional Corporation